Exhibit 10.28

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT (the “ Second Amendment ”) dated as of March 4, 2009 by and among GERBER SCIENTIFIC, INC., GERBER SCIENTIFIC INTERNATIONAL INC., as Borrowers, GERBER COBURN OPTICAL INTERNATIONAL, INC., GERBER SCIENTIFIC UK, LTD., SPANDEX LTD., GERBER SCIENTIFIC INTERNATIONAL LTD., VIRTEK VISION INTERNATIONAL INC., VIRTEK LASER SYSTEMS NORTH AMERICA, INC. and VIRTEK EUROPEAN HOLDINGS INC. (the “ Guarantors ”), the several banks and other financial institutions and lenders from time to time party hereto (the “ Lenders ”), and RBS CITIZENS, N.A., in its capacity as administrative agent for the Lenders (the “ Agent ”).

Recitals

The Borrowers, the Guarantors, the Lenders and the Agent are each party to that certain Credit Agreement dated as of January 31, 2008 as amended by that certain First Amendment to Credit Agreement dated November 21, 2008 (the “ Credit Agreement ”) pursuant to which the Lenders have established a revolving credit facility for the benefit of the Borrowers.  The Borrowers and the Majority Lenders have agreed to certain changes to the terms of the Credit Agreement.

NOW, THEREFORE, for and in consideration of the mutual premises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                Defined Terms
Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Section 2.                Amendment of Section 1.1 of Credit Agreement
    Section 1.1 of the Credit Agreement is hereby amended by (i) adding in alphabetical order new definitions of “ Consolidated Asset Coverage Ratio ”, “ Eligible Accounts ”, “ Eligible Inventory ”, “ Gamma ”, “ Gamma Acquisition ”, “ Net Proceeds ”, and “ Second Amendment ” set forth below and (ii) deleting the definitions of “ Base Rate ”, “ Business Day ”, “ Consolidated EBIT ” “ Consolidated EBITDA ”, “ Consolidated Interest Expense ”, “ Maximum Revolving Credit Amount ”, “ Revolving Credit Termination Date ” and “ Total Funded Debt ” in their entirety and substituting therefor the corresponding definitions thereof set forth below:
“ Base Rate ” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the LIBOR Lending Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum, provided that, for the avoidance of doubt, the LIBOR Lending Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Lending Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Lending Rate, respectively.

“ Business Day ” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a LIBOR Rate Loan in any currency, the term “Business Day” shall also exclude any day on which banks are  not open for dealings in deposits in such currency in the London interbank market and (b) when used in connection with any LIBOR Rate Loan denominated in Euro, the term “Business Day” shall also exclude any day on which TARGET is not open for the settlement of payments in Euro.

“ Consolidated Asset Coverage Ratio ” shall mean the ratio of (a) the sum of (i) 55% of Eligible Accounts, plus (ii) 25% of Eligible Inventory, plus (iii) $20,000,000 plus (iv) cash of the Loan Parties on deposit with the Lenders or in accounts in Canada subject to blocked account agreements in favor of the Agent to (b) the amount of Total Funded Debt, each determined as of the date of calculation thereof.

“ Consolidated EBIT ” shall mean for any period ending on or after January 31, 2009 an amount equal to (a) Consolidated Net Income plus (b) all amounts deducted in computing Consolidated Net Income in respect of (i) Consolidated Interest Expense, (ii) taxes based on or measured by income, (iii) non-cash charges and other non-cash expenses arising (A) from the grant of or issuance or repricing of stock, stock options, or other equity-based awards to the officers, directors and employees of the Loan Parties incurred during such period, (B) in respect of investments in connection with the Supplemental Executive Retirement Plan of Gerber incurred during such period and (C) in accordance with GAAP under Statement of Accounting Standards 142 during such period; provided that the total amount added under this clause (iii)(C) during the term of this Agreement shall not exceed $10,000,000, (iv) non-cash losses (i.e. the difference between book value and sale proceeds) arising from asset sales, disposals or abandonments occurring after the date of the Second Amendment incurred during such period and (v) non-recurring fees and expenses incurred in connection with the Second Amendment, in each case for the period under review; provided , however , that for each of the four quarter periods ending January 31, 2009, April 30, 2009, July 31, 2009 and

October 31, 2009, Consolidated EBIT shall be increased by, without duplication, (i) the non-cash “inventory step up” for such period associated with the inventory of the Virtek Guarantors and their Subsidiaries purchased by the Borrowers on the date of the Virtek Acquisition and the inventory of Gamma and its Subsidiaries purchased by the Borrowers on the date of the Gamma Acquisition, (ii) the non-cash expense required to be taken by the Parent in the amount of the difference between the ceiling and the spot rate on its hedging agreement in connection with the Virtek Acquisition relating to Canadian Dollar fluctuations not to exceed $750,000 U.S. Dollars in the aggregate and (iii) the consolidated net income of the Virtek Guarantors and Gamma plus all amounts deducted in computing consolidated net income in respect of consolidated interest expense and taxes based on or measured by income for the portion of such four quarter periods prior to the Virtek Acquisition and the acquisition of Gamma, respectively minus (c) all amounts included in computing Consolidated Net Income in respect of non-cash gains (i.e. the excess of sale proceeds over book value) arising from asset sales, disposals or abandonments occurring after the date of the Second Amendment and arising during such period.

“ Consolidated EBITDA ” shall mean for any period ending on or after January 31, 2009 an amount equal to (a) Consolidated Net Income plus (b) all amounts deducted in computing Consolidated Net Income in respect of (i) Consolidated Interest Expense, (ii) taxes based on or measured by income, (iii) consolidated depreciation and amortization expense, (iv) non-cash charges and other non-cash expenses arising (A) from the grant of or issuance or repricing of stock, stock options, or other equity-based awards to the officers, directors and employees of the Loan Parties incurred during such period and (B) in respect of investments in connection with the Supplemental Executive Retirement Plan of Gerber incurred during such period and (C) in accordance with GAAP under Statement of Accounting Standards 142 during such period; provided that the total amount added under this clause (iv)(C) during the term of this Agreement shall not exceed $10,000,000, (v) non-cash losses (i.e. the difference between the book value and sale proceeds) arising from asset sales, disposals or abandonments occurring after the date of the Second Amendment incurred during such period and (vi) non-recurring fees and expenses incurred in connection with the Second Amendment, in each case for the period under review; provided , however , that for each of the four quarter periods ending January 31, 2009, April 30, 2009, July 31, 2009 and October 31, 2009, Consolidated EBITDA shall be increased by, without duplication, (i) the non-cash “inventory step up” for such period associated with the inventory of the Virtek Guarantors and their Subsidiaries purchased by the Borrowers on the date of the Virtek Acquisition and the inventory of Gamma and its Subsidiaries purchased by the Borrowers on the date of the Gamma Acquisition, (ii) the non-cash expense required to be taken by the Parent in the amount of the difference between the ceiling and the spot rate on its hedging agreement in connection with the Virtek Acquisition relating to Canadian Dollar fluctuations not to exceed $750,000 U.S. Dollars in the aggregate and (iii) the consolidated net income of the Virtek Guarantors and Gamma plus all amounts deducted in computing consolidated net income in respect of consolidated interest expense, taxes based on or measured by income and consolidated depreciation and amortization expense for the portion of such four quarter periods prior to the Virtek Acquisition and the acquisition of Gamma, respectively minus (c) all amounts included in computing Consolidated Net Income in respect of non-cash gains (i.e. the excess of sale proceeds over book value) arising from asset sales, disposals or abandonments occurring after the date of the Second Amendment and arising during such period.

“ Consolidated Interest Expense ” shall mean, for any period, interest expense for such period of Gerber and its Subsidiaries, determined on a consolidated basis in accordance with GAAP minus any amortization of non-recurring fees and expenses incurred in connection with the Second Amendment to the extent constituting interest expense under GAAP.

“ Eligible Accounts ” shall mean all gross accounts receivable (excluding lease accounts receivable and loan accounts receivable) of Gerber and its consolidated subsidiaries, less allowance for doubtful accounts and advance billings, all determined in accordance with GAAP.

“ Eligible Inventory ” shall mean all inventory consisting of raw material, work in process, finished goods equipment, finished goods aftermarket and finished goods service, less all inventory reserves, all determined in accordance with GAAP.

“ Gamma ” shall mean Gamma Computer Tech Co., Ltd.

“ Gamma Acquisition ” shall mean the acquisition of all of the capital stock of Gamma by Gerber Scientific International Ltd. in September 2008.

“ Maximum Revolving Credit Amount ” shall mean, subject to Section 2.18, as of any date of determination, the lesser of (a) $100,000,000 and (b) the amount to which the Maximum Revolving Credit Amount may have been reduced pursuant to Section 2.14 hereof; provided that if the obligation of the Lenders to make further Revolving Credit Advances is terminated upon the occurrence of an Event of Default, the Maximum Revolving Credit Amount as of any date of determination thereafter shall be deemed to be $0.  For the purposes of determining the Maximum Revolving Credit Amount Revolving Credit Advances denominated in an Alternative Currency shall be converted into the U.S. Dollar equivalent as of the date of such determination.

“ Net Proceeds ” means, with respect to any event (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds but only as and when received, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by any Borrower or any Subsidiary to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction), the amount of all payments required to be made by any Borrower or any Subsidiary as a result of such event to repay Indebtedness (other than the Lender Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) directly attributable to such event.

“ Revolving Credit Termination Date ” shall mean January 31, 2012.

“ Second Amendment ” shall mean that certain Second Amendment to Credit Agreement by and among the Loan Parties, the Majority Lenders and the Agent dated as of March 4, 2009.”

“ Total Funded Debt ” of any Person means, without duplication, Indebtedness under this Agreement (including the stated amount of all Letters of Credit), in the case of the Borrowers, and all other Indebtedness for borrowed money of any such Person (including the Borrowers) (including the stated amount of all letters of credit).

Section 3.                Amendment of Section 2.18 of the Credit Agreement
.  Section 2.18 of the Credit Agreement is hereby amended by deleting the figure “$25,000,000” and substituting therefor “50,000,000”.

Section 4.                Amendment of Article 6 of the Credit Agreement
.  Article 6 of the Credit Agreement is hereby amended by adding the following new Sections 6.11 and 6.12:

“Section 6.11  Monthly Reporting of Consolidated Asset Coverage Ratio .  As soon as available, and in any event within twenty (20) days of the end of each month during the period commencing February 28, 2009 and ending June 30, 2010 , the Borrowers shall furnish to the Agent and each Lender calculations of the Consolidated Asset Coverage Ratio, Eligible Accounts and Eligible Inventory of Gerber and its Subsidiaries, measured on the last day of each month, in reasonable detail, certified by the Chief Financial Officer of Gerber.

“Section 6.12  Updating of Certain Schedules .  From time to time, Gerber may by written notice to the Agent and the Lenders update (a) Schedule 5.2 to describe any new principal place of business so long as the Loan Parties comply with all applicable provisions of the Loan Documents in connection with the establishment of a new principal place of business, (b) Schedule 5.11 to describe any changes in the issued and outstanding number of shares of capital stock so long as the Loan Parties comply with all applicable provisions of the Loan Documents in connection with the issuance of any new shares and (c) Schedule 5.15 to describe any new Pension Plan or amendment to a Pension Plan described on Schedule 5.15.”

Section 5.                Amendment of Article 7 of the Credit Agreement
.  Article 7 of the Credit Agreement is hereby amended by deleting Sections 7.1, 7.2 and 7.3 in their entirety and substituting therefor the following:

“Section 7.1    Ratio of Consolidated EBIT to Consolidated Interest Expense .  For each of the trailing four-quarter periods ending on the dates set forth below Gerber and it Subsidiaries shall not permit the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense to be less than the ratio set forth beside such date in the table below:

April 30, 2009	2.75-to-1
July 31, 2009	2.25-to-1
October 31, 2009	2.00-to-1
January 31, 2010	2.25-to-1
April 30, 2010	2.75-to-1
July 31, 2010 and each trailing four-quarter period thereafter	3.00-to-1

“Section 7.2    Ratio of Total Funded Debt to Consolidated EBITDA .  For each of the trailing four-quarter periods ending on the dates set forth below Gerber and it Subsidiaries shall not permit the ratio of (a) Total Funded Debt of Gerber and its Subsidiaries to (b) Consolidated EBITDA to exceed the ratio set forth beside such date in the table below:

April 30, 2009	3.75-to-1
July 31, 2009	3.75-to-1
October 31, 2009	3.75-to-1
January 31, 2010	3.25-to-1
April 30, 2010	3.25-to-1
July 31, 2010 and each trailing four-quarter period thereafter	3.00-to-1

“Section 7.3    Consolidated Capital Expenditures .  Gerber and its Subsidiaries shall not make or incur any Capital Expenditures, including assets financed under Capitalized Leases, if, after giving effect thereto, the aggregate of all such expenditures made by Gerber and its Subsidiaries would exceed $10,000,000 in any fiscal year, commencing with the fiscal year ending April 30, 2009.

Section 6.                Amendment of Article 7 of the Credit Agreement
.  Article 7 of the Credit Agreement is hereby amended by adding new Section 7.4 as follows:

“Section 7.4    Consolidated Asset Coverage Ratio .  For each month during the period commencing February 28, 2009 and ending June 30, 2010 Gerber and its Subsidiaries shall not permit the Consolidated Asset Coverage Ratio, measured on the last day of each month, to be less than 1-to-1.”

Section 7.                Amendment of Section 9.1 of the Credit Agreement.  Section 9.1 of the Credit Agreement is hereby amended by re-lettering subparagraph (g) thereof as subparagraph (h) and inserting the following new subparagraph (g):
“(g)      Indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of the Borrowers and their Subsidiaries, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrowers and their Subsidiaries in connection with such disposition.”

Section 8.                Amendment of Section 9.1 of the Credit Agreement.  Section 9.1 of the Credit Agreement is hereby further amended by adding the following proviso at the end of subparagraph (h) therof:
“; and provided further , that the $10,000,000 allowance for other Indebtedness under this subparagraph (h) shall be reduced by the aggregate amount of any outstanding loans to customers under Section 9.3(h).”

Section 9.                Amendment of Section 9.3 of the Credit Agreement.  Section 9.3 of the Credit Agreement is hereby further amended by adding the following new subparagraph (h) at the end therof: “Loans to customers, in an aggregate amount not to exceed $2,000,000 at any time outstanding, to finance sales to such customers.”

Section 10.            Amendment of Section 9.7.  Section 9.7 of the Credit Agreement is hereby amended by adding the following clause at the end of the first sentence thereof: “except for an accumulated funding deficiency with respect to all Pension Plans in an aggregate amount not to exceed $2,500,000 at any time outstanding.”

Section 11.            Amendment of Section 9.8 of the Credit Agreement.  Section 9.8 of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:  “Notwithstanding the foregoing, Kontec GmbH may pay Distributions in any fiscal year to the

Section 12.            holders of its minority Equity Interests in an amount not to exceed the product of such minority holder’s ownership percentage in Kontech GmbH and Kontec’s consolidated net income relating to such fiscal year and provided that such distribution is made at the same time that corresponding Distributions are made to FOBA Technology & Services GmbH.”

Section 13.            Amendment of Section 9.10.  Section 9.10 of the Credit Agreement is hereby amended adding the following clause at the end of the first sentence thereof: “and (c) may make the Distributions permitted under Section 9.8.”

Section 14.            Amendment of Section 9.11 of the Credit Agreement.  Section 9.11 of the Credit Agreement is hereby amended by deleting the parenthetical at the end thereof and substituting therefor the following:
“(except for (i) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale and (ii) customary restrictions against liens on assets leased, on assets subject to purchase money financing permitted hereunder and on assets subject to Liens securing Indebtedness permitted under Section 9.2(h)).”

Section 14.      Amendment of Certain Schedules
.  The Credit Agreement is hereby amended by deleting Schedules 1 , 2 and 15.1 in their entirety and substituting therefor the Schedules 1 , 2 and 15.1 attached hereto as Exhibit 1 .
Section 15.      Amendment of Schedule 5.16 .  The Credit Agreement is hereby amended by supplementing Schedule 5.16 by adding thereto the Indebtedness set forth on Exhibit 2 hereto.

Section 16.      Consent to Designated Asset Sales .  Subject to the conditions set forth in Section 17 below the Agent and the Lenders hereby consent to the Designated Asset Sales (as defined on Exhibit 3 attached hereto) and waive the provisions of Sections 9.4 and 9.6 of the Credit Agreement as they apply to the Designated Asset Sales, provided, however, that (a) no Default shall exist at the time of any Designated Asset Sale, (b) the consideration received for each Designated Asset Sale shall consist solely of cash (together with any customary “earn out” obligations), (c) the Net Proceeds of each Designated Asset Sale shall be applied within four days of receipt to repay the Revolving Credit Advances and (d) in the case of the Tolland Sale (as defined on Exhibit 3 hereto) the purchase price must be in a minimum amount sufficient to repay in full all outstanding obligations with respect to the outstanding industrial revenue bonds associated with the Tolland, Connecticut facility and such bonds shall be repaid in full and the Letter of Credit supporting such bonds terminated promptly following such sale.

Section 17.      Conditions Precedent .  The effectiveness of this Amendment is subject to the truth and accuracy of the representations and warranties set forth in Section 18 below and shall become effective upon receipt by the Agent on the date hereof of:

(a)                Counterparts of this Amendment duly executed by each of the Loan Parties, the Agent and the Majority Lenders.

(b)               The opinion of Dechert LLP, United States counsel to the Loan Parties in form and substance acceptable to the Agent.
(c)                Copies of the resolutions of the Board of Directors or equivalent body of each of the Loan Parties authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which such Loan Party is a party, certified by the Secretary or an Assistant Secretary (or Clerk or Assistant Clerk) of such Loan Party (which certificate shall state that such resolutions are in full force and effect).

(d)               Certificates of legal existence and corporate good standing for the Loan Parties of recent date issued by the appropriate Connecticut and Massachusetts  governmental authorities.
(e)                Payment to the Agent for the account of the Lenders who have executed this Second Amendment on or before the date hereof of the Second Amendment Fee (as defined on Exhibit 4 hereto).
(f)                Such other documents, certificates and opinions as the Agent or the Lenders may reasonably request which have been notified to the Borrowers in writing prior to the date hereof.
Section 18.      Representations and Warranties

.  The Loan Parties, jointly and severally, represent and warrant, on and as of the date of this Amendment, that:

(a)                No Default or Event of Default is outstanding both before and after giving effect to this Second Amendment.
(b)               The representations and warranties of the Loan Parties contained in the Credit Agreement are true and accurate on and as of the date of this Amendment, except (i) that the references in Article 5 to the 2007 Financial Statements (except in Section 5.12) shall be deemed to refer to the most recent audited consolidated financial statements of Gerber and its Subsidiaries furnished to the Agent and (ii) to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties were true and accurate as of such earlier date).
(c)                Since April 30, 2008, there have been no events, acts, conditions or occurrences of whatever nature, singly or in the aggregate, which have had, or could reasonably be expected to have, a Material Adverse Effect.
Section 19.      Survival .  Each of the foregoing representations and warranties shall be made at and as of the date of this Amendment.  Each of the foregoing representations and warranties shall constitute a representation and warranty of the Loan Parties under the Credit Agreement, and it shall be an Event of Default if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time when made or deemed to have been made.  Each of the foregoing representations and warranties shall survive and not be waived by the execution and delivery of this Amendment or any investigation by the Agent or any Lender.

Section 20.      Ratification of Credit Agreement and Loan Documents

.  Except as expressly amended herein, all terms, covenants and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect, and the parties hereto do expressly ratify and confirm the Credit Agreement and the other Loan Documents.  All future references to the Credit Agreement shall be deemed to refer to the Credit Agreement as modified hereby.

Section 21.      Loan Document

.  This Amendment shall be deemed to be a Loan Document and a breach of any covenant contained herein shall constitute an Event of Default under the Credit Agreement.

Section 22.      Miscellaneous Provisions .

(a)                Counterparts and Expenses .  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all counterparts, taken together, shall constitute but one and the same document.  The Loan Parties, jointly and severally, agree to pay on demand all the Agent’s reasonable expenses in preparing, executing and delivering this Amendment, and all related instruments and documents, including, without limitation, the reasonable fees and out-of-pocket expenses of Agent’s special counsel, Goodwin Procter LLP.
(b)               Governing Law .  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Borrowers, the Guarantors, the Agent and the Lenders have caused this Second Amendment to be executed by their duly authorized officers as of the date set forth above.

                                THE BORROWERS:

                                GERBER SCIENTIFIC, INC.

                                 By:  /s/ William V. Grickis, Jr.
                                Name:  William V. Grickis, Jr.
                                Title:  SVP, General Counsel and Secretary

                                GERBER SCIENTIFIC INTERNATIONAL, INC.

                                 By:  /s/ William V. Grickis, Jr.
                                Name:  William V. Grickis, Jr.
                                 Title:  Director and Secretary

Signature Page to Second Amendment to Credit Agreement

                                   GUARANTORS:

                                     GERBER COBURN OPTICAL INTERNATIONAL, INC.

                                By:   /s/ William V. Grickis, Jr.
                                Name:  William V. Grickis, Jr.
                                Title:  Secretary

                                GERBER SCIENTIFIC UK, LTD.

                                By:  /s/ Robert Jackson
                                Name:  Robert Jackson
                                Title:  Secretary

                                SPANDEX LIMITED

                                By:  /s/ Robert Jackson
                                Name:  Robert Jackson
                                Title:  Director

                                GERBER SCIENTIFIC INTERNATIONAL LTD.

                                By:   /s/ William V. Grickis, Jr.
                                Name:  William V. Grickis, Jr.
                                Title:  VP, Director and Chairman

Signature Page to Second Amendment to Credit Agreement

                                VIRTEK VISION INTERNATIONAL INC.

                                By:   /s/ William V. Grickis, Jr.
                                Name:  William V. Grickis, Jr.
                                Title:  Director and Secretary

                                VIRTEK EUROPEAN HOLDINGS INC.

                                 By:   /s/ William V. Grickis, Jr.
                                Name:  William V. Grickis, Jr.
                                 Title:  Secretary

                                VIRTEK LASER SYSTEMS NORTH AMERICA, INC.

                                By:   /s/ William V. Grickis, Jr.
                                Name:  William V. Grickis, Jr.
                                Title:  Director and Secretary

Signature Page to Second Amendment to Credit Agreement

                                THE AGENT:

                                RBS CITIZENS, N.A., as Agent

                                By:  /s/ Thomas F. McNamara
                                Name:  Thomas F. McNamara
                                Title:  Senior Vice President

Signature Page to Second Amendment to Credit Agreement

                                 THE LENDERS:

                                 RBS CITIZENS, N.A.

                                 By:  /s/ Thomas F. McNamara
                                 Name:  Thomas F. McNamara
                                Title:  Senior Vice President

Signature Page to Second Amendment to Credit Agreement

                                SOVEREIGN BANK

                                By:  /s/ Jay L. Massiro
                                Name:  Jay L. Massiro
                                Title:  Senior Vice President

Signature Page to Second Amendment to Credit Agreement

                                  BANK OF AMERICA, N.A.

                                  By:  /s/ Christopher T. Phelan
                                  Name:  Christopher T. Phelan
                                  Title:  Senior Vice President

Signature Page to Second Amendment to Credit Agreement

                            HSBC BANK USA, NATIONAL ASSOCIATION

                            By:  /s/ David A. Carroll
                            Name:  David A. Carroll
                            Title:  Vice President

Signature Page to Second Amendment to Credit Agreement

                              JPMORGAN CHASE BANK, N.A.

                              By:  /s/ Dustin Knoop
                              Name:  Dustin Knoop
                              Title:  Associate

Signature Page to Second Amendment to Credit Agreement

                                 MERRILL LYNCH CAPITAL CORPORATION

                                By:  /s/ John Swadba
                                Name:  John Swadba
                                Title:  Vice President

                                               Signature Page to Second Amendment to Credit Agreement